Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Airgas Refrigerants, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.333-17133, No.333-38598, No.333-129057, No.333-164650 and No.333-202955) and Registration Statements on Form S-3 (No.333-182526, No.333-185490 and No.333-207969) of Hudson Technologies, Inc. of our report dated September 13, 2017, with respect to the balance sheets of Airgas Refrigerants, Inc. as of December 31, 2016, March 31, 2016 and March 31, 2015, and the related statements of operations, changes in stockholder’s equity, and cash flows for the nine-month period ended December 31, 2016 and the years ended March 31, 2016 and March 31, 2015, which report appears in the Form 8-K/A of Hudson Technologies, Inc. dated November 8, 2017.

/s/ KPMG LLP

Philadelphia, PA
November 8, 2017

1